EXHIBIT 99.1
Liberty Global Reports First Quarter 2014 Results

Organic RGU Growth of 345,000 Driven by Broadband Demand
Delivered Q1 Rebased OCF Growth of 8%
Adjusted FCF Increased 47% to $350 Million1
Repurchased ~$400 Million of Equity in Q1 2014
Denver, Colorado May 6, 2014: Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the three months ended March 31, 2014 (“Q1”). Some of the information below concerning Virgin Media relates to periods prior to our ownership of the business. Please also note that we sold substantially all of our content business on January 31, 2014 (the “Chellomedia Sale”) and, accordingly, we have presented the disposed business as a discontinued operation for all periods presented. Highlights for Q1 2014 compared to the same period in 2013 (unless noted) include:
•Total RGUs of 49 million, including organic RGU2 additions of 345,000 during Q1
◦Innovations in video and broadband speeds fueling subscriber gains
◦Launching new products across footprint including mobile and WiFi
•Revenue of $4.5 billion, reflecting rebased3 growth of 2%
◦Reflects 4% rebased growth in total subscription revenue
•Operating Cash Flow4 of $2.1 billion, representing rebased growth of 8%
◦Strong underlying performance in Belgium, Germany and the U.K.
•Adjusted Free Cash Flow increased 47% to $350 million during Q1
•Operating income of $582 million, a 10% increase
•Share repurchase activity continued aggressively in April
•Completion of Ziggo transaction on track for second half of 2014

Mike Fries, Chief Executive Officer stated, "We’re off to an excellent start this year with robust subscriber and cash flow growth. We added over 235,000 internet RGUs in Q1, driven by continued demand for our market-leading broadband speeds. We also added over 250,000 next-generation Horizon TV and TiVo customers in Q1. As a result, we now have 20% of our digital TV customers enjoying great functionality, content and compelling multi-screen services. We’re also making significant progress on the wireless front, with the recent launch of mobile services in Switzerland, the introduction of new and improved quad-play offers in the U.K and the expansion of our WiFi-spots in Belgium and the Netherlands to over 1.5 million locations. Building on this momentum, we expect to continue to launch MVNO and WiFi services in more markets throughout our footprint, which will further enhance the customer experience.”

“Our first quarter financial performance in OCF and Adjusted FCF was particularly strong, as we generated 8% rebased OCF growth and a 47% increase in Adjusted FCF on a combined basis. Based on this strong start to 2014, we remain confident in our ability to achieve our public guidance targets, which include an acceleration of rebased OCF growth and the delivery of $2.0 billion of Adjusted FCF for the full year.”
“On the M&A front, we understand that the European Commission has nearly completed its phase one investigation into our proposed acquisition of Ziggo N.V. (“Ziggo”), the largest cable operator in the Netherlands, and that the case is likely to move to a second phase at the EU level. No final decision has been taken, but we continue to expect closing to occur in the second half of 2014. We plan to officially launch the tender offer in about one month's time, and look forward to demonstrating the benefits that this strategic combination will bring to Dutch consumers and businesses."
"We have been particularly active in the debt markets over recent months, capitalizing on favorable conditions to strengthen our maturity profile, reduce interest rates and create a new Chilean credit pool. In terms of our repurchase activity, we bought back nearly $400 million of our equity during the first quarter. Given the recent softness in the stock market, we became significantly more aggressive during the month of April. From April 1, 2014 until December 31, 2015, our plans call for us to purchase approximately $3.1 billion of additional equity and we remain fully committed to doing so, despite the fact that we will be out of the market while our offer for Ziggo is outstanding.”
Subscriber Statistics

At March 31, 2014, we provided 49 million subscription services ("RGUs") to our 25 million unique customers. On a product level, our RGU base consisted of 22 million video, 15 million broadband internet and 12 million telephony subscriptions. As compared to our subscriber base at December 31, 2013, our RGUs increased by 370,000 during the first quarter of 2014, resulting from 345,000 organic RGU additions and two small in-market acquisitions in the U.K. and Austria. From a customer perspective, we lost only 6,000 customers on an organic basis in Q1 2014 with customer gains in half of our markets, including the U.K. and Germany. Driven by the continued success of our market-leading bundles, we crossed the 10 million triple-play customer mark during the quarter, ending Q1 2014 with aggregate bundled customers of 14 million or 57% of our total customer base.

Our 345,000 organic RGU additions in Q1 2014 were supported by particularly low video attrition of 71,000 RGUs, in combination with broadband internet and telephony RGU additions of 239,000 and 177,000, respectively. In terms of broadband, our first quarter gains were the second highest Q1 result in the history of our company, and were modestly higher than Q1 2013. Capitalizing on our speed advantage, our Q1 2014 broadband additions were driven by our German and British operations, which added 82,000 and 35,000 RGUs, respectively. With respect to telephony, our RGU additions of 177,000 were down as compared to our Q1 2013 RGU additions of 231,000, due in part to slower growth in our triple-play customer base in our German and Polish operations.

From a video standpoint, our Q1 2014 video RGU loss of 71,000 was our lowest Q1 video attrition rate since 2007 and a strong improvement as compared to the 92,000 RGU loss in Q1 2013. Of note, the Netherlands nearly halved its video loss to 17,000, our best quarterly Dutch video result in three years, and our Swiss operation posted its strongest video result in six years with a video gain of 5,000. At March 31, 2014, we had 13.3 million digital video subscribers and digital penetration5 of 64%. With respect to our next-generation video products, we added over 250,000 subscribers in Q1 and ended the quarter with over 550,000 Horizon TV subscribers across four countries, and over 2.1 million TiVo subscribers in the U.K. As a result, our next-generation video base exceeds 2.6 million subscribers, reflecting 20% penetration of our digital cable base.

From a regional perspective, our organic additions were led by our Western European operations, which added 251,000 RGUs, followed by Latin America6 and Central and Eastern Europe ("CEE"), which generated 49,000 and 46,000 subscriber additions, respectively. In Western Europe, three of our operations are highlighted below. First, our German operation delivered 127,000 RGU additions in Q1 2014, with steady additions in both broadband and telephony, and improved video churn. Next, our British operation, which implemented a price increase during the quarter, added 35,000 RGUs in Q1 2014, as compared to 25,000 in Q1 2013, prior to Liberty Global's ownership. Rounding out Western Europe, our Dutch business added 7,000 RGUs in the quarter, which builds upon the positive momentum initiated in the second half of last year.

Our Latin American operations contributed 14% or 49,000 of our total Q1 2014 RGU additions, with 32,000 net additions in Chile and 17,000 in Puerto Rico. Although our Chilean subscriber additions were below the Q1 record of 50,000 achieved in 2013, they reflect our second strongest first quarter result in the last six years. Turning to Puerto Rico, we delivered record quarterly RGU additions, due in part to the particularly strong traction of our Spanish language tier.

In addition to our triple-play business, we had 4.1 million mobile subscribers7 at March 31, 2014, an increase of 65,000 during the quarter. Of this increase, our Belgian and German operations contributed mobile gains of 29,000 and 16,000, respectively, with our Chilean and British operations generating increases of 12,000 and 8,000, respectively. Although our overall Q1 gain in the U.K. was modest, Virgin Media increased its high-value postpaid mobile subscribers by 79,000 during the quarter, helped in part by the addition of the Apple iPhone and the success of our SIM-only offers.

Revenue

Our consolidated revenue increased to $4.5 billion for the three months ended March 31, 2014, as compared to $2.7 billion for the corresponding prior year period, which represented year-over-year growth of 70%. This result was due primarily to the inclusion of Virgin Media in Q1 2014 and, to a lesser extent, positive foreign currency movements ("FX") as our key European currencies strengthened against the U.S. dollar. Adjusting for both the impact of acquisitions and FX, we recorded year-over-year rebased revenue growth of 2% during Q1 2014, which was in-line with our Q4 2013 rebased result.

Geographically, we generated 5% rebased revenue growth in our Chilean operation during the first quarter and, similar to our fourth quarter 2013 results, our European operations delivered 2% rebased revenue growth, with Western Europe up 2% and CEE posting a modest decline of 1%. Our German operation substantially improved from Q4 and was our strongest European performer, delivering 8% rebased revenue growth. This performance was driven by volume growth of more than 500,000 organic RGU additions in the last twelve months, increased ARPU from digital cable and broadband internet as a result of our higher-priced bundled portfolio offering and an $11 million increase in non-subscription revenue resulting from the settlement of prior period network usage fees. Meanwhile, our Swiss and Belgium operations, helped by certain price increases, achieved rebased revenue growth of 4% and 3%, respectively.

Rounding out our large European markets, Virgin Media improved over its Q4 2013 result, producing 1% rebased revenue growth in the quarter. Our cable subscription business, which accounts for 70% of our U.K. revenue, produced 4% year-over-year rebased growth, as we were supported by an average price increase of approximately 6.7% that took effect on February 1, 2014. Despite the price increase, we have not experienced any material changes to our churn levels. Additionally, our mobile business showed improvement, as we produced 5% rebased growth in the quarter. The strong result from our cable and mobile subscription businesses was largely offset by a decrease in revenue from our off-net business and interconnect charges, with the latter decline resulting from lower usage and regulated rate decreases, as well as a modest decline in business-to-business ("B2B") revenue. Meanwhile our Dutch business experienced a 3% rebased revenue reduction, a slight improvement as compared to the previous two quarters.

Operating Cash Flow

Our Q1 2014 OCF increased by 69% to $2.1 billion, as compared to OCF of $1.3 billion for the corresponding prior year period. Similar to our top-line result, our reported year-over-year OCF increase primarily reflects the contribution from the inclusion of Virgin Media in Q1 2014, organic growth and favorable FX movements. Adjusting for both acquisitions and currencies, we delivered rebased OCF growth of 8% for Q1 2014. Our strong rebased OCF performance during Q1 2014 included the favorable net impact of non-recurring items, the most significant of which include the impact of accrual releases related to the settlement of operational contingencies of $17 million in Belgium and $7 million in Poland and the aforementioned favorable revenue settlement in Germany.

As compared to rebased OCF growth in Q1 2013, we delivered improved performance in Chile, Western Europe and CEE, with rebased OCF growth of 14%, 8% and 4%, respectively. Our year-over-year performance in Chile was positively impacted by our transition to a new MVNO contract, which enabled us to further reduce the OCF deficit generated by our mobile business. Western European OCF results were powered by our Belgian, German and Swiss operations, which recorded particularly strong rebased OCF growth contributions of 17%, 15% and 8%, respectively.

In addition, Virgin Media delivered a solid result with 6% rebased OCF growth, helped by the positive impact of cost savings, the aforementioned price increase and lower interconnect and mobile handset costs. Rounding out Western Europe, the 10% rebased OCF growth of our top four countries was partially negated by the 4% rebased OCF contraction at our Dutch operation. While this decline was an improvement as compared to the rebased OCF declines during Q3 and Q4 2013, we expect that this market will remain challenging for the rest of 2014.

Our consolidated OCF margin8 for Q1 2014 was 47%, in line with our OCF margin for the corresponding prior year period. Excluding Virgin Media, which delivered an OCF margin of 43%, our Q1 OCF margin would have been approximately 50%, as compared to our reported 47% in Q1 2013. Besides our Dutch business, each of our other reportable segments produced year-over-year margin gains, with our German and Swiss businesses reaching system level OCF margins of 62% and 59%, respectively.

During March, the U.K. government announced a change in legislation with respect to charging VAT in connection with prompt payment discounts. We currently believe this change will result in a reduction in Virgin Media's revenue, OCF and operating income of approximately $47 to $50 million from the effective date of May 1, 2014 through the end of 2014. However, in light of our strong Q1 OCF performance, we remain confident in our ability to deliver mid-single digit rebased OCF growth at Virgin Media in 2014.

Operating Income

For the three months ended March 31, 2014, our operating income increased 10% to $582 million, as compared to $528 million for the three months ended March 31, 2013. On a comparative basis, our OCF growth more than offset increases in depreciation and amortization expense and share-based compensation expense, each of which was mainly driven by our acquisition of Virgin Media, and an increase in impairment, restructuring and other items.

Net Loss Attributable to Liberty Global Shareholders

We reported a net loss attributable to Liberty Global shareholders (“Net Loss”) of $79 million or $0.10 per basic and diluted share for the three months ended March 31, 2014. This compares to a Net Loss of $1 million or nil per basic and diluted share9 for the three months ended March 31, 2013. In addition to the operating income changes noted above, the Net Loss in Q1 2014, as compared to the prior year period, was driven to a large extent by realized and unrealized losses on derivative instruments, which more than offset a $340 million gain on the Chellomedia Sale.

At April 30, 2014, we had 786 million shares outstanding. Our share count reflects (i) the impact of the 2014 Share Dividend (as defined in footnote 9), (ii) the impact of 10.1 million Class C ordinary shares issued in connection with the acquisition of the 20% minority interests in both our Chilean cable distribution and wireless businesses and (iii) the impact of share repurchase activity.

Property and Equipment Additions

Measured as a percentage of revenue, our property and equipment ("P&E") additions10 on a reported basis were 20% of revenue for each of the three-month periods ending March 31, 2014 and 2013. In absolute terms, we reported P&E additions of $910 million for Q1 2014, as compared to $531 million for Q1 2013. This year-over-year increase was primarily related to the inclusion of Virgin Media, which accounted for $344 million of our P&E additions in Q1 2014, as compared to nil in the prior year period. Adjusting our Q1 2013 results for the inclusion of Virgin Media, our prior year combined P&E additions would have been $873 million or 20% of combined revenue. In terms of a breakdown of our Q1 2014 spend, approximately 56% was related to customer premises equipment and scalable infrastructure, 27% was attributable to line extensions and upgrade/rebuild activity and 17% was due to support capital including information technology upgrades and general support systems.

Free Cash Flow & Adjusted Free Cash Flow

For the three months ended March 31, 2014, we generated Free Cash Flow of $329 million and Adjusted Free Cash Flow, which excludes certain costs associated with our Chilean wireless operation, of $350 million. These results compare favorably to our reported FCF and Adjusted FCF results during Q1 2013 of $22 million and $66 million, respectively. The growth in both FCF and Adjusted FCF over the prior year was helped substantially by the inclusion of Virgin Media and, to a much lesser extent, favorable foreign currency movements, the impacts of which more than offset a decline associated with the net impact of our vendor financing and capital lease arrangements.

Additionally, our Adjusted FCF of $350 million for Q1 2014 reflects a 47% increase over the Adjusted FCF of $238 million for Q1 2013 if we were to combine the Adjusted FCF of both Liberty Global and Virgin Media for the prior year period. With respect to the remainder of 2014, we expect our Adjusted FCF to be weighted toward Q4.

Leverage & Liquidity

At March 31, 2014, we had total debt11 of $44.5 billion, as compared to $44.7 billion at December 31, 2013. The Q1 decrease in gross debt was primarily due to net debt repayments, which more than offset the translation effect associated with a weakening U.S. dollar relative to the British pound. Our Q1 2014 repayments included the repayment of all of the Ziggo margin loan and a portion of the Ziggo collar loan. We were also active in the capital markets during Q1, raising $1.4 billion principal amount of senior secured notes at VTR Finance B.V., a new credit pool for us. We used the net proceeds from this issuance, combined with existing cash, to repay approximately $1.7 billion of outstanding indebtedness under the UPC Broadband Holding Bank Facility and, in so doing, extracted our Chilean cable business from the UPC credit group.

We opportunistically tapped the debt capital markets for Virgin Media in Q1, as we raised approximately $1.5 billion principal amount of debt (the “VM March Financing”) at a blended average interest rate of 5.7%. The net proceeds were used in April to redeem Virgin Media’s £875 million ($1.5 billion) of 7.0% senior secured notes, including the related redemption premium. Subsequent to Q1, we also completed a small tap-on bond at Virgin Media, completed credit facility-related refinancing transactions at both Telenet and Virgin Media and repaid $400 million principal amount of 9.875% senior notes due 2018 at our UPC credit group.
With respect to our cash position, we finished Q1 with $3.1 billion of cash and cash equivalents, as compared to $2.7 billion at Q4 2013. Our cash position increased during the quarter largely as a result of the net proceeds from the VM March Financing, the net proceeds from the Chellomedia Sale and our free cash flow generation, offset in large part by cash used for net debt repayments and share repurchase activity. At March 31, 2014, we had approximately $6.7 billion of consolidated liquidity12 including cash and cash equivalents of $3.1 billion and aggregate maximum undrawn commitments under our credit facilities13 of $3.6 billion. As mentioned above, we used some of this liquidity to repay debt in April.
After excluding $1.6 billion of debt backed by the shares we hold in Sumitomo Corporation and Ziggo, we finished the quarter with consolidated gross and net leverage ratios14 of 5.1x and 4.8x, respectively. If we take into account the April repayment of Virgin Media’s senior secured notes as discussed above, our gross leverage would decrease to 5.0x. Our fully-swapped borrowing cost15 increased from 6.6% at December 31, 2013 to 6.8% at March 31, 2014, primarily reflecting the associated impact of our VTR financing and the repayment of lower cost debt. In terms of our debt profile as of March 31, 2014, over 80% of our total debt was due beyond 2018.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our operating momentum and 2014 and future prospects, including our expectations for continued organic growth in subscribers, higher rebased OCF growth, growth in Adjusted FCF, the penetration of our advanced services, increased broadband internet speeds and acceptance of our product bundles including our mobile offers; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions, investments and continued share buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including mobile, WiFi, Horizon TV and, in the U.K., TiVo; our insight and expectations regarding competitive and economic factors in our markets, including the Netherlands, statements regarding the acquisition of Ziggo and the anticipated benefits of such combination, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to satisfy regulatory conditions associated with acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 25 million customers subscribing to 49 million television, broadband internet and telephony services at March 31, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

_______________________________________

[1]
Please see page 16 for information on Free Cash Flow (“FCF”) and Adjusted Free Cash Flow ("Adjusted FCF") and the required reconciliations.The Adjusted Free Cash Flow growth rate of 47% is calculated by comparing our reported Adjusted FCF during Q1 2014 to the combined Adjusted FCF of our company and Virgin Media during Q1 2013, as calculated on page 17.

[2]
Please see page 22 for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[3]	Please see page 12 for information on rebased growth.
4    Please see page 14 for our OCF definition and the required reconciliation.

[5]	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

[6]	Latin America includes our broadband communications operations in both Chile and Puerto Rico.

[7]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. Our March 31, 2014 mobile subscriber counts for the U.K. and Chile include 1,040,800 and 29,200 prepaid mobile subscribers, respectively.

[8]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[9]
All share and per share amounts presented herein have been retroactively adjusted to give effect to the March 3, 2014 share split in the form of a share dividend ("2014 Share Dividend"), which constitutes a bonus issue under our articles of association and English law, of one Liberty Global Class C ordinary share for each outstanding Class A, Class B and Class C ordinary share .

[10]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.
11    Total debt includes capital lease obligations.
12     Consolidated liquidity refers to our consolidated cash and cash equivalents plus the maximum undrawn commitments under our subsidiaries' borrowing facilities without regard to covenant compliance calculations.

[13]
The $3.6 billion reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. Upon completion of the relevant March 31, 2014 compliance reporting requirements have been completed for our credit facilities and the April 2014 redemption of Virgin Media’s £875 million ($1.5 billion) of 7.0% senior secured notes, and assuming no other changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing availability will be limited to $3.1 billion.

[14]
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt excludes the loans backed by the shares we hold in Sumitomo Corp. and Ziggo and is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

[15]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Liberty Global plc
Condensed Consolidated Balance Sheets (unaudited)

	March 31, 2014	December 31, 2013
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$3,092.1	$2,701.9
Trade receivables, net	1,529.2	1,588.7
Derivative instruments	502.1	252.1
Deferred income taxes	270.0	226.1
Prepaid expenses	260.8	238.2
Current assets of discontinued operation	—	238.7
Other current assets	245.5	236.9
Total current assets	5,899.7	5,482.6

Investments	3,438.4	3,491.2
Property and equipment, net	23,813.8	23,974.9
Goodwill	23,782.7	23,748.8
Intangible assets subject to amortization, net	5,560.5	5,795.4
Long-term assets of discontinued operation	—	513.6
Other assets, net	4,765.2	4,707.8

Total assets	$67,260.3	$67,714.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,104.5	$1,072.9
Deferred revenue and advance payments from subscribers and others	1,559.0	1,406.2
Current portion of debt and capital lease obligations	3,470.8	1,023.4
Derivative instruments	1,237.6	751.2
Accrued interest	608.4	598.7
Accrued programming	369.1	359.1
Current liabilities of discontinued operation	—	127.5
Other accrued and current liabilities	2,323.3	2,344.0
Total current liabilities	10,672.7	7,683.0

Long-term debt and capital lease obligations	41,000.8	43,680.9
Long-term liabilities of discontinued operation	—	19.8
Other long-term liabilities	4,629.2	4,789.1
Total liabilities	56,302.7	56,172.8

Commitments and contingencies

Equity:
Total Liberty Global shareholders	11,649.9	12,025.8
Noncontrolling interests	(692.3)	(484.3)
Total equity	10,957.6	11,541.5

Total liabilities and equity	$67,260.3	$67,714.3

Liberty Global plc
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended
	March 31,
	2014	2013
	in millions, except per share amounts

Revenue	$4,533.7	$2,671.9

Operating costs and expenses:
Operating (other than depreciation and amortization) (including share-based compensation)	1,698.8	966.8
Selling, general and administrative (SG&A) (including share-based compensation)	762.5	471.4
Depreciation and amortization	1,377.1	684.6
Impairment, restructuring and other operating items, net	113.6	20.9
	3,952.0	2,143.7
Operating income	581.7	528.2

Non-operating income (expense):
Interest expense	(653.5)	(471.5)
Interest and dividend income	13.8	13.7
Realized and unrealized gains (losses) on derivative instruments, net	(376.6)	195.5
Foreign currency transaction losses, net	(20.8)	(136.3)
Realized and unrealized gains (losses) due to changes in fair values of certain investments, net	(60.2)	70.8
Losses on debt modification and extinguishment, net	(20.9)	(158.3)
Other expense, net	(0.5)	(1.7)
	(1,118.7)	(487.8)
Earnings (loss) from continuing operations before income taxes	(537.0)	40.4
Income tax benefit (expense)	117.0	(20.3)
Earnings (loss) from continuing operations	(420.0)	20.1
Discontinued operation:
Earnings from discontinued operation, net of taxes	0.8	1.8
Gain on disposal of discontinued operation, net of taxes	339.9	—
	340.7	1.8
Net earnings (loss)	(79.3)	21.9
Net loss (earnings) attributable to noncontrolling interests	0.5	(22.9)
Net loss attributable to Liberty Global shareholders	$(78.8)	$(1.0)

Basic and diluted earnings (loss) attributable to Liberty Global shareholders per share:
Continuing operations	$(0.53)	$(0.01)
Discontinued operation	0.43	0.01
	$(0.10)	$—

Liberty Global plc
Condensed Consolidated Statements of Cash Flows (unaudited)

	Three months ended
	March 31,
	2014	2013
	in millions

Cash flows from operating activities:
Net earnings (loss)	$(79.3)	$21.9
Earnings from discontinued operation	(340.7)	(1.8)
Earnings (loss) from continuing operations	(420.0)	20.1
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities	1,740.4	531.6
Net cash provided (used) by operating activities of discontinued operation	(9.6)	6.0
Net cash provided by operating activities	1,310.8	557.7
Cash flows from investing activities:
Capital expenditures	(735.0)	(499.4)
Proceeds received upon disposition of discontinued operation, net of disposal costs	993.0	—
Cash paid in connection with acquisitions, net of cash acquired	(23.2)	—
Other investing activities, net	(3.1)	5.6
Net cash used by investing activities of discontinued operation	(3.8)	(4.6)
Net cash provided (used) by investing activities	227.9	(498.4)
Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	(2,051.6)	(1,019.8)
Borrowings of debt	1,547.8	1,103.9
Repurchase of Liberty Global and LGI shares	(376.8)	(185.5)
Net cash received (paid) associated with call option contracts on Liberty Global and LGI shares	(156.0)	55.5
Net cash paid related to derivative instruments	(98.2)	(11.1)
Payment of financing costs and debt premiums	(39.1)	(181.7)
Decrease in restricted cash related to the Telenet Tender	—	1,539.7
Purchase of additional Telenet shares	—	(454.5)
Other financing activities, net	11.6	(11.4)
Net cash used by financing activities of discontinued operation	(1.2)	(4.2)
Net cash provided (used) by financing activities	(1,163.5)	830.9
Effect of exchange rate changes on cash:
Continuing operations	15.0	(21.5)
Discontinued operation	—	(0.8)
Total	15.0	(22.3)
Net increase in cash and cash equivalents:
Continuing operations	404.8	871.5
Discontinued operation	(14.6)	(3.6)
Net increase in cash and cash equivalents	390.2	867.9
Cash and cash equivalents:
Beginning of period	2,701.9	2,038.9
End of period	$3,092.1	$2,906.8

Cash paid for interest - continuing operations	$631.1	$467.6

Net cash paid for taxes:
Continuing operations	$32.5	$16.9
Discontinued operation	0.9	3.6
Total	$33.4	$20.5

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three months ended March 31, 2014, as compared to the corresponding prior year period. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B services and certain of our reportable segments provide mobile services. During the second quarter of 2013, we began presenting our Belgium (Telenet) segment within our European Operations Division as a result of our decision to change how Telenet reports into our management structure. Segment information for all periods has been retrospectively revised to reflect this change and to present the disposed Chellomedia operations as a discontinued operation. Unless otherwise noted, we present only the reportable segments of our continuing operations in the tables below. For additional information, see note 14 to the condensed consolidated financial statements included in our most recently filed Form 10-Q.

At March 31, 2014, our operating segments in the European Operations Division provided broadband communications services in 12 European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The European Operations Division’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (iii) intersegment eliminations within the European Operations Division. In Chile, the VTR Group includes VTR GlobalCom, which provides video, broadband internet and fixed-line telephony services, and VTR Wireless, which provides mobile services through a third-party wireless access arrangement. Our corporate and other category includes (a) less significant consolidated operating segments that provide (1) broadband communications services in Puerto Rico and (2) programming and other services and (b) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2014, we have adjusted our historical revenue and OCF for the three months ended March 31, 2013 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2013 and 2014 in our rebased amounts for the three months ended March 31, 2013 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2014, (ii) remove intercompany eliminations for the applicable period in 2013 to conform to the presentation during the 2014 period following the disposal of the Chellomedia operations, which resulted in previously eliminated intercompany costs becoming third-party costs and (iii) reflect the translation of our rebased amounts for the three months ended March 31, 2013 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2014. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2013 include Virgin Media and four small entities. We have reflected the revenue and OCF of the acquired entities in our 2013 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between Generally Accepted Accounting Principles in the United States (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended		Increase		Increase
	March 31,		(decrease)		(decrease)
Revenue	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$1,727.9	$—	$1,727.9	N.M.	1.0
Germany (Unitymedia KabelBW)	695.9	618.2	77.7	12.6	8.4
Belgium (Telenet)	574.2	536.2	38.0	7.1	3.2
The Netherlands	318.1	314.8	3.3	1.0	(2.6)
Switzerland	352.8	326.0	26.8	8.2	3.6
Other Western Europe	230.6	222.6	8.0	3.6	(0.5)
Total Western Europe	3,899.5	2,017.8	1,881.7	93.3	2.4
Central and Eastern Europe	289.2	287.8	1.4	0.5	(0.5)
Central and other	33.9	31.8	2.1	6.6	*
Total European Operations Division	4,222.6	2,337.4	1,885.2	80.7	2.2
Chile (VTR Group)	225.3	250.4	(25.1)	(10.0)	5.1
Corporate and other	93.1	93.0	0.1	0.1	*
Intersegment eliminations	(7.3)	(8.9)	1.6	N.M.	*
Total	$4,533.7	$2,671.9	$1,861.8	69.7	2.3

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					3.2

	Three months ended		Increase		Increase
	March 31,		(decrease)		(decrease)
Operating Cash Flow	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$736.5	$—	$736.5	N.M.	5.8
Germany (Unitymedia KabelBW)	429.0	360.0	69.0	19.2	14.7
Belgium (Telenet)	302.1	247.5	54.6	22.1	17.4
The Netherlands	183.3	184.8	(1.5)	(0.8)	(4.4)
Switzerland	206.4	182.2	24.2	13.3	8.3
Other Western Europe	113.1	104.8	8.3	7.9	3.6
Total Western Europe	1,970.4	1,079.3	891.1	82.6	8.4
Central and Eastern Europe	147.0	140.6	6.4	4.6	3.8
Central and other	(59.7)	(45.8)	(13.9)	(30.3)	*
Total European Operations Division	2,057.7	1,174.1	883.6	75.3	7.6
Chile (VTR Group)	82.7	85.2	(2.5)	(2.9)	13.6
Corporate and other	(16.9)	(10.6)	(6.3)	(59.4)	*
Intersegment eliminations	4.0	11.3	(7.3)	N.M.	*
Total	$2,127.5	$1,260.0	$867.5	68.8	7.6

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					8.6

* - Omitted; N.M. - Not Meaningful

Operating Cash Flow Definition and Reconciliation

OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and SG&A expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended
	March 31,
	2014	2013
	in millions
Total segment operating cash flow	$2,127.5	$1,260.0
Share-based compensation expense	(55.1)	(26.3)
Depreciation and amortization	(1,377.1)	(684.6)
Impairment, restructuring and other operating items, net	(113.6)	(20.9)
Operating income	$581.7	$528.2

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at March 31, 2014:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and unrestricted subsidiaries	$1,710.1	$40.7	$1,750.8	$1,043.8
Virgin Media[3]	15,076.2	360.2	15,436.4	1,576.7
UPC Holding	11,194.2	32.0	11,226.2	31.4
Unitymedia KabelBW	7,721.2	943.9	8,665.1	27.9
Telenet	4,870.4	462.9	5,333.3	297.6
VTR Finance	1,400.0	0.8	1,400.8	105.8
Liberty Puerto Rico	657.6	1.4	659.0	8.9
Total Liberty Global	$42,629.7	$1,841.9	$44,471.6	$3,092.1

Property and Equipment Additions and Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended
	March 31,
	2014	2013
	in millions, except % amounts
Customer premises equipment	$344.5	$242.8
Scalable infrastructure	168.8	75.4
Line extensions	106.8	67.4
Upgrade/rebuild	134.8	74.8
Support capital & other	155.3	70.6
Property and equipment additions	910.2	531.0
Assets acquired under capital-related vendor financing arrangements	(170.5)	(76.1)
Assets acquired under capital leases	(49.0)	(18.3)
Changes in current liabilities related to capital expenditures	44.3	62.8
Capital expenditures[4]	$735.0	$499.4

Property and equipment additions as % of revenue	20.1%	19.9%
_________________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media Inc. ("Virgin Media"), but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $116 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries. In addition, the $57 million carrying value of the 6.5% convertible notes of Virgin Media is excluded from the debt of the Virgin Media borrowing group and included in the debt of Liberty Global and unrestricted subsidiaries. In April 2014, the Virgin Media borrowing group used $1.5 billion of its cash and cash equivalents to redeem all the 7.0% senior secured notes due 2018, including the related redemption premium.

[4]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards and (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless mobile initiative and certain financing and other costs associated with the Virgin Media acquisition. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended
	March 31,
	2014	2013
	in millions
Net cash provided by operating activities of our continuing operations	$1,320.4	$551.7
Excess tax benefits from share-based compensation[5]	—	1.3
Cash payments for direct acquisition and disposition costs[6]	11.2	8.4
Capital expenditures	(735.0)	(499.4)
Principal payments on vendor financing obligations	(220.8)	(37.0)
Principal payments on certain capital leases	(46.4)	(3.1)
FCF	$329.4	$21.9

FCF	$329.4	$21.9
FCF deficit of VTR Wireless	20.6	44.4
Adjusted FCF	$350.0	$66.3

______________________________________

[5]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated cash flow statements.

6    Represents costs paid during the period to third parties directly related to acquisitions and dispositions.

Combined Free Cash Flow, Adjusted Free Cash Flow and Other Information for Historical Q1 2013

The combined amounts presented below have been included in this release to provide a means for comparison. The Liberty Global amounts presented below are on a reported basis. The Virgin Media pre-acquisition amounts presented below are on a reported basis for the period from January 1, 2013 to March 31, 2013, as adjusted to conform to the FCF and Adjusted FCF definitions of Liberty Global as set forth earlier. The Virgin Media pre-acquisition amounts have been converted into U.S. dollars at the average GBP/USD foreign exchange rate for the pre-acquisition period in 2013 as applicable. The combined Liberty Global/Virgin Media results have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the combined Liberty Global/Virgin Media results are not necessarily indicative of the FCF and Adjusted FCF that would have occurred if the Liberty Global/Virgin Media transaction had occurred on the dates assumed for purposes of calculating the combined results, or the FCF and Adjusted FCF that will occur in the future. The below FCF and Adjusted FCF table should be read in conjunction with the information included in the footnotes to the tables on page 16.

	Three months ended
	March 31, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions
Net cash provided by operating activities of our continuing operations	$551.7	$472.3	$1,024.0
Excess tax benefits from share-based compensation	1.3	—	1.3
Cash payments for direct acquisition and disposition costs	8.4	3.3	11.7
Capital expenditures	(499.4)	(269.2)	(768.6)
Principal payments on vendor financing obligations	(37.0)	—	(37.0)
Principal payments on certain capital leases	(3.1)	(35.0)	(38.1)
FCF	$21.9	$171.4	$193.3

FCF	$21.9	$171.4	$193.3
FCF deficit of VTR Wireless	44.4	—	44.4
Adjusted FCF	$66.3	$171.4	$237.7

	Three months ended
	March 31, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions

Revenue	$2,671.9	$1,615.5	$4,287.4
Property & Equipment Additions	$531.0	$341.8	$872.8

Property & Equipment Additions as a percentage of Revenue	19.9%	21.2%	20.4%

ARPU per Customer Relationship
The following table provides ARPU per customer relationship8 for the indicated periods:

	Three months ended March 31,				%	FX-Neutral
	2014		2013		Change	% Change[10]
Liberty Global Consolidated[9]		$49.08		$38.68	26.9%	24.8%
European Operations Consolidated[9]		€35.19		€27.55	27.7%	28.1%
U.K. (Virgin Media)		£49.26		£—	—	—
Germany (Unitymedia KabelBW)		€21.04		€19.81	6.2%	6.2%
Belgium (Telenet)		€49.96		€47.40	5.4%	5.4%
Other Europe		€29.58		€28.93	2.2%	2.9%
VTR	CLP	31,673	CLP	30,721	3.1%	3.1%

Mobile Statistics11
The following tables provide ARPU per mobile subscriber12 and mobile subscribers for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended March 31,		%	FX-Neutral
	2014	2013	Change	% Change[10]
Liberty Global Consolidated:[9]
Excluding interconnect revenue	$20.86	$23.18	(10.0)%	(11.8)%
Including interconnect revenue	$25.79	$31.87	(19.1)%	(20.8)%

	Mobile Subscribers
	Mar. 31, 2014	Dec. 31, 2013	Change
European Operations:
U.K. (Virgin Media)	2,998,500	2,990,200	8,300
Germany (Unitymedia KabelBW)	255,300	239,500	15,800
Belgium (Telenet)	779,800	750,500	29,300
The Netherlands	3,500	3,000	500
Total Western Europe	4,037,100	3,983,200	53,900
Poland	14,600	16,500	(1,900)
Hungary	8,500	7,700	800
Total CEE	23,100	24,200	(1,100)
Total European Operations	4,060,200	4,007,400	52,800
VTR Wireless (Chile)	83,000	71,300	11,700
Grand Total	4,143,200	4,078,700	64,500
_________________________________

[8]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Consolidated, the European Operations Division and Other Europe are not adjusted for currency impacts.

[9]	The amounts for the three months ended March 31, 2013 do not include the impact of the Virgin Media acquisition.

[10]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[11]	Please see page 8 for the definition of mobile subscriber.

[12]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at March 31, 2014, December 31, 2013 and March 31, 2013:13

	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013	Q1’14 / Q4’13 (% Change)	Q1’14 / Q1’13 (% Change)
Total RGUs
Total Video RGUs	21,727,400	21,787,600	18,210,300	(0.3%)	19.3%
Total Broadband Internet RGUs	14,611,800	14,365,000	9,488,300	1.7%	54.0%
Total Telephony RGUs	12,298,100	12,115,200	7,513,300	1.5%	63.7%
Liberty Global Consolidated	48,637,300	48,267,800	35,211,900	0.8%	38.1%

Total Customers
European Operations Division	23,018,600	23,024,500	18,304,600	—	25.8%
VTR	1,210,300	1,199,800	1,167,900	0.9%	3.6%
Other	275,300	272,800	273,200	0.9%	0.8%
Liberty Global Consolidated	24,504,200	24,497,100	19,745,700	—	24.1%

Total Single-Play Customers	10,468,700	10,646,000	10,466,600	(1.7%)	—
Total Double-Play Customers	3,937,900	3,931,400	3,092,000	0.2%	27.4%
Total Triple-Play Customers	10,097,600	9,919,700	6,187,100	1.8%	63.2%

% Double-Play Customers
European Operations Division	15.7%	15.7%	15.1%	—	4.0%
VTR	21.2%	21.1%	20.8%	0.5%	1.9%
Liberty Global Consolidated	16.1%	16.0%	15.7%	0.6%	2.5%

% Triple-Play Customers
European Operations Division	40.9%	40.2%	30.5%	1.7%	34.1%
VTR	46.7%	46.3%	46.0%	0.9%	1.5%
Liberty Global Consolidated	41.2%	40.5%	31.3%	1.7%	31.6%

RGUs per Customer Relationship
European Operations Division	1.98	1.96	1.76	1.0%	12.5%
VTR	2.15	2.14	2.13	0.5%	0.9%
Liberty Global Consolidated	1.98	1.97	1.78	0.5%	11.2%

__________________________________

[13]	The March 31, 2013 amounts do not include the impact of the Virgin Media acquisition.

	Consolidated Operating Data — March 31, 2014
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	12,572,000	12,572,000	4,929,700	12,311,300	—	3,748,600	—	—	3,748,600	4,415,800	4,146,900
Germany	12,639,900	12,311,200	7,080,800	11,825,300	4,337,700	2,247,100	—	—	6,584,800	2,661,200	2,579,300
Belgium	2,899,400	2,899,400	2,082,400	4,651,700	573,300	1,509,100	—	—	2,082,400	1,480,900	1,088,400
The Netherlands(11)	2,840,800	2,827,400	1,617,600	3,690,200	501,400	1,114,000	—	—	1,615,400	1,085,000	989,800
Switzerland(11)	2,153,200	1,884,200	1,459,400	2,560,100	747,500	674,200	—	—	1,421,700	675,400	463,000
Austria	1,336,900	1,336,900	650,600	1,320,800	183,800	341,900	—	—	525,700	440,400	354,700
Ireland	857,900	750,600	530,600	1,084,000	47,800	339,000	—	35,900	422,700	348,300	313,000
Total Western Europe	35,300,100	34,581,700	18,351,100	37,443,400	6,391,500	9,973,900	—	35,900	16,401,300	11,107,000	9,935,100
Poland	2,725,000	2,630,000	1,431,000	2,682,000	353,300	868,200	—	—	1,221,500	933,500	527,000
Hungary	1,542,000	1,526,600	1,055,000	1,889,200	246,300	388,000	266,800	—	901,100	528,200	459,900
Romania	2,281,200	2,096,900	1,179,500	1,862,200	350,400	493,100	329,200	—	1,172,700	395,000	294,500
Czech Republic	1,360,900	1,259,200	718,000	1,181,900	83,700	376,200	103,000	—	562,900	441,000	178,000
Slovakia	502,800	480,000	284,000	429,000	54,600	133,900	65,800	600	254,900	110,700	63,400
Total CEE	8,411,900	7,992,700	4,667,500	8,044,300	1,088,300	2,259,400	764,800	600	4,113,100	2,408,400	1,522,800
Total Europe	43,712,000	42,574,400	23,018,600	45,487,700	7,479,800	12,233,300	764,800	36,500	20,514,400	13,515,400	11,457,900

Chile	2,933,200	2,412,300	1,210,300	2,596,600	127,900	870,900	—	—	998,800	899,400	698,400
Puerto Rico	704,700	704,700	275,300	553,000	—	214,200	—	—	214,200	197,000	141,800

Grand Total	47,349,900	45,691,400	24,504,200	48,637,300	7,607,700	13,318,400	764,800	36,500	21,727,400	14,611,800	12,298,100

	Subscriber Variance Table - March 31, 2014 vs. December 31, 2013
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	51,900	51,900	21,200	49,600	—	(1,000)	—	—	(1,000)	40,100	10,500
Germany	5,600	16,000	11,000	126,800	(28,800)	12,200	—	—	(16,600)	81,600	61,800
Belgium	5,600	5,600	(10,100)	29,300	(27,800)	17,700	—	—	(10,100)	16,000	23,400
The Netherlands(11)	2,200	2,100	(16,300)	7,200	(22,500)	5,900	—	—	(16,600)	16,900	6,900
Switzerland(11)	7,900	9,100	4,200	21,400	(17,200)	22,500	—	—	5,300	11,600	4,500
Austria	10,900	10,900	7,900	16,300	2,400	(900)	—	—	1,500	8,300	6,500
Ireland	(1,700)	2,000	(2,400)	24,300	(3,300)	700	—	(2,600)	(5,200)	10,000	19,500
Total Western Europe	82,400	97,600	15,500	274,900	(97,200)	57,100	—	(2,600)	(42,700)	184,500	133,100
Poland	7,300	13,700	(5,600)	9,000	(33,700)	19,900	—	—	(13,800)	17,600	5,200
Hungary	2,700	2,600	4,200	26,600	(11,000)	11,100	2,200	—	2,300	9,900	14,400
Romania	8,600	16,600	(8,800)	19,300	(13,700)	15,400	(11,800)	—	(10,100)	14,000	15,400
Czech Republic	1,500	1,500	(7,600)	(7,100)	2,100	(3,000)	(3,800)	—	(4,700)	1,000	(3,400)
Slovakia	1,600	1,700	(3,600)	(2,200)	(4,500)	900	(700)	—	(4,300)	1,300	800
Total CEE	21,700	36,100	(21,400)	45,600	(60,800)	44,300	(14,100)	—	(30,600)	43,800	32,400
Total Europe	104,100	133,700	(5,900)	320,500	(158,000)	101,400	(14,100)	(2,600)	(73,300)	228,300	165,500

Chile	5,900	6,200	10,500	31,800	(6,900)	16,300	—	—	9,400	13,700	8,700
Puerto Rico	100	100	2,500	17,200	—	3,700	—	—	3,700	4,800	8,700

Grand Total	110,100	140,000	7,100	369,500	(164,900)	121,400	(14,100)	(2,600)	(60,200)	246,800	182,900

Organic Change Summary:
Europe (excl. U.K., DE and BE)	30,500	49,700	(35,000)	105,100	(108,300)	72,500	(14,100)	(2,600)	(52,500)	88,300	69,300
U.K.	7,000	7,000	15,200	34,900	—	(4,700)	—	—	(4,700)	34,800	4,800
Germany	13,600	24,000	11,000	126,800	(28,800)	12,200	—	—	(16,600)	81,600	61,800
Belgium	5,600	5,600	(10,100)	29,300	(27,800)	17,700	—	—	(10,100)	16,000	23,400
Total Europe	56,700	86,300	(18,900)	296,100	(164,900)	97,700	(14,100)	(2,600)	(83,900)	220,700	159,300
Chile	5,900	6,200	10,500	31,800	(6,900)	16,300	—	—	9,400	13,700	8,700
Puerto Rico	100	100	2,500	17,200	—	3,700	—	—	3,700	4,800	8,700
Total Organic Change	62,700	92,600	(5,900)	345,100	(171,800)	117,700	(14,100)	(2,600)	(70,800)	239,200	176,700

Q1 2014 Adjustments:
Acquisition - U.K.	44,900	44,900	6,000	14,700	—	3,700	—	—	3,700	5,300	5,700
Acquisition - Austria	10,500	10,500	7,000	9,700	6,900	—	—	—	6,900	2,300	500
Germany adjustments	(8,000)	(8,000)	—	—	—	—	—	—	—	—	—
Net Adjustments	47,400	47,400	13,000	24,400	6,900	3,700	—	—	10,600	7,600	6,200

Net Adds (Reductions)	110,100	140,000	7,100	369,500	(164,900)	121,400	(14,100)	(2,600)	(60,200)	246,800	182,900

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2014 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers in the U.K., Belgium, Germany, Chile, Poland, Hungary and the Netherlands of 2,998,500, 779,800, 255,300, 83,000, 14,600, 8,500 and 3,500, respectively. Our mobile subscriber count represents the number of active SIM cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint and the use of purchased digital set-top boxes in Belgium. In Europe, we have approximately 109,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 120,400 asymmetric digital subscriber line (“ADSL”) subscribers within our U.K. segment and 71,600 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 31,900 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 83,600 and 52,600 subscribers within our segments in the U.K. and Austria, respectively, that are not serviced over our networks.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2014, Switzerland's partner networks account for 144,200 Customer Relationships, 282,000 RGUs, 112,100 Digital Cable Subscribers, 99,300 Internet Subscribers, and 70,600 Telephony Subscribers.

Additional General Notes to Tables:

All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.